Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011
M/I Homes Reports
First Quarter Results

Columbus, Ohio (April 28, 2005) - M/I Homes, Inc. (NYSE:MHO) announced results for the first quarter ended March 31, 2005.

The Company recorded net income of $16.7 million and diluted earnings per share of $1.16 in 2005’s first quarter compared to 2004’s record net income and diluted earnings per share of $19.5 million and $1.35, respectively. These declines in net income and diluted earnings per share are consistent with management’s expectations as represented in previous company communications.

Backlog of homes at March 31, 2005 reached a record high sales value of $913 million, with average sales price increasing 13% to a record high $305,000 and backlog units declining 3% to 2,991. Backlog of homes at March 31, 2004 sales value was $840 million with an average sales price of $271,000 and backlog units of 3,099. Homes delivered were 775 for the three months ended March 31, 2005 compared to 871 reported for the same period of 2004. New contracts for the first quarter of 2005 were 1,078 compared to 1,312 recorded in 2004’s first quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Our first quarter results were in-line with our expectations and put us in position for another record-setting year. We are pleased with our record-setting backlog and our margins continue to be solid. As previously reported, our homes delivered and new contracts were down from 2004’s first quarter, as anticipated, due to continued soft market conditions in our three Midwest markets, lower community count and lingering impacts of the 2004 Florida hurricanes. We believe that the second half of the year will yield higher new contracts and closings as we deliver our record-setting backlog and increase our community count to 150 communities from today’s current count of 130.”

Mr. Schottenstein concluded, “Our financial position has never been stronger with our balance sheet reaching $1 billion in total assets for the first time and shareholders’ equity exceeding $500 million. During the first quarter, we further improved our capital structure by completing a $150 million senior note offering. We also recently expanded our bank credit facility to $600 million. We continue to enhance and diversify our land position, purchasing over $70 million of land in the first quarter with plans to purchase approximately $360 million for the year. Consistent with our growth strategy, over 80% of our planned land purchases are in our Florida, North Carolina and Washington D.C. markets. We are very excited about our business and although, as discussed in prior communications, we believe that our second quarter results will fall below prior year record levels, we continue to expect 2005 to be our 10th consecutive record year, delivering approximately 4,700 homes. We currently estimate that our diluted earnings per share for 2005 should reach a record level range of $6.75 - $6.95, a slight increase from our previous guidance.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes’ website at mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through April 28, 2006.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Revenue	$241,399	$228,664

Net income	$ 16,746	$ 19,537

Earnings per share
Basic	$ 1.18	$ 1.39
Diluted	$ 1.16	$ 1.35

Weighted average share outstanding
Basic	14,238	14,065
Diluted	14,498	14,435

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Revenue	$241,399	$228,664
Gross margin	60,725	61,092
General and administrative expense	14,475	11,310
Selling expense	16,934	15,667
Operating income	29,316	34,115
Interest expense	1,863	1,823
Income before income taxes	27,453	32,292
Income taxes	10,707	12,755
Net income	$ 16,746	$ 19,537

Additional Information:
EBITDA	$ 31,421	$ 35,314
Interest incurred	$ 3,450	$ 3,222

Financial services revenue	$ 7,691	$ 7,500
Financial services pre-tax income	$ 5,304	$ 5,512

Units:
New contracts	1,078	1,312
Homes delivered	775	871

	March 31,
	2005	2004
Backlog:
Units	2,991	3,099
Aggregate sales value	$913,000	$840,000
Average sales price	$ 305	$ 271

	March 31,
	2005	2004
Balance Sheet Data:
Cash	$ 2,709	$ 1,863
Homebuilding inventory	864,624	682,117
Total assets	1,007,581	812,891
Homebuilding debt	321,291	220,268
Shareholders’ equity	508,792	415,450
Book value per share	35.56	29.42
Debt/Capital ratio	39%	35%